UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2010 (May 6, 2010)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska		68179
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On May 6, 2010, Union Pacific Corporation (the Company) issued a press release regarding the approval by the Company’s Board of Directors of several significant activities at a regular meeting of the Board held on May 6, 2010. During the meeting, the Board approved the increase of the quarterly dividend payable on the Company’s common stock, approved an increase of growth capital spending for 2010, and authorized the resumption of stock repurchases.

The quarterly dividend will be increased to $0.33 per share, a 22% increase from the current dividend of $0.27 per share, and will be payable on July 1, 2010 to stockholders of record on May 28, 2010. Total capital spending for 2010 will be increased to $2.6 billion with the approval by the Board of a $100 million increase in growth capital spending, primarily to acquire additional intermodal equipment. The Board also authorized the Company to resume repurchases of its common stock under its existing repurchase program. The Company has authority to repurchase up to 32.6 million shares by March 31, 2011 under this existing program, and the Company’s management will determine the timing and volume of any repurchases, which may be made in the open market or otherwise.

The foregoing is a summary of the press release, which is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release of Union Pacific Corporation, dated May 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2010

UNION PACIFIC CORPORATION

By:	/s/ Robert M. Knight, Jr.
Robert M. Knight, Jr.
Executive Vice President – Finance and Chief Financial Officer

Exhibit Index

99.1	Press Release of Union Pacific Corporation, dated May 6, 2010